EX.99.B9(b)


                            ADMINISTRATION AGREEMENT


      This ADMINISTRATION AGREEMENT (the "Agreement") is made as of July 1, 1995 by and between STEPHENS INC. ("Stephens") and NATIONS FUND PORTFOLIOS, INC., a Maryland corporation (the "Company").

      WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Company desires to retain Stephens to render certain administrative services for the investment portfolios of the Company listed on
Schedule I (individually, a "Fund" and collectively, the "Funds"), and Stephens is willing to render such services; and

      WHEREAS, the Company is retaining, pursuant to a separate
Co-Administration Agreement, The Shareholder Services Group, Inc. ("TSSG") to perform certain other administrative services.

                                   WITNESSETH:

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. Appointment. The Company hereby appoints Stephens to act as Administrator of the Funds and Stephens hereby accepts such appointment and agrees to render such services and duties set forth in Paragraph 3, for the compensation and on the terms herein provided. Absent written notification to the contrary by either the Company or Stephens, each new investment portfolio established in the future by the Company shall automatically become a "Fund" for all purposes hereunder as if listed on Schedule I.

      2. Delivery of Documents. The Company has furnished Stephens with copies properly certified or authenticated of each of the following:

            (a) The Company's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), and under the 1940 Act, including any pre-effective and post-effective amendments thereto as filed with the Securities and Exchange Commission (the "SEC") relating to the Funds' shares (the "Shares");

            (b)   The Funds' most recent Prospectus(es); and

            (c) The Funds' most recent Statement(s) of Additional Information.

      The Company will furnish Stephens from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Company will provide Stephens with any other documents that Stephens may reasonably request and will notify Stephens as soon as possible of any matter materially affecting Stephens' performance of its services under this Agreement.

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      3. Duties as Administrator. Subject to the supervision and direction of the Board of Directors of the Company, Stephens, as Administrator, will assist in supervising various aspects of the Company's administrative operations and undertakes to perform the following specific services from and after the effective date of this Agreement:

            (a) Maintaining office facilities (which may be in the offices of Stephens or a corporate affiliate);

            (b) Furnishing statistical and research data, data processing services, clerical services, and internal executive and administrative services and stationery and office supplies in connection with the foregoing;

            (c) Furnishing corporate secretarial services, including coordinating the preparation and distribution of materials for Board of Directors meetings;

            (d) Providing the services of certain persons who may be appointed as officers of the Company by the Company's Board of Directors;

            (e) Coordinating the provision of legal advice and counsel to the Company with respect to regulatory matters, including monitoring regulatory and legislative developments which may affect the Company and assisting in the strategic response to such developments, counseling and assisting the Company in routine regulatory examinations or investigations of the Company, and working closely with outside counsel to the Company in connection with any litigation in which the Company is involved;

            (f) Coordinating the preparation of reports to the Company's shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports to Shareholders and on Form N-SAR and Notices pursuant to Rule 24f-2 under the 1940 Act;

            (g) Coordinating with the Company and its Distributor regarding the jurisdictions in which the Shares of the Company shall be registered or qualified for sale and, in connection therewith, being responsible for the registration or qualification and the maintenance of such registration or qualification of Shares for sale under the securities laws of any state. Payment of share registration fees and any fees for qualifying or continuing the qualification of the Company or any Fund as a dealer or broker shall be made or reimbursed by the Company or that Fund, respectively;

            (h) Preparing and filing on a timely basis various reports, registration statements and post-effective amendments thereto and other documents required by federal, state and other applicable laws and regulations other than those filed or required to be filed by the Adviser, TSSG, Transfer Agent or Custodian;

            (i) Preparing and filing on a timely basis the Company's Rule 24f-2 Notice;

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            (j) Monitoring the development and implementation of compliance procedures for the Company which will include, among other matters, monitoring each Fund's status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended, and compliance by each Fund with its investment objective, policies, restrictions, tax matters and applicable laws and regulations; and

            (k) Generally assisting in all aspects of the Company's operations.

      In performing all services under this Agreement, Stephens shall (a) act in conformity with the Company's Articles of Incorporation and By-Laws; the 1940 Act, the Investment Advisers Act of 1940 and other applicable laws, as the same may be amended from time to time; and the Company's Registration Statement, as such Registration Statement may be amended from time to time, (b) consult and coordinate with legal counsel for the Company, as necessary and appropriate, and
(c) advise and report to the Company and its legal counsel, as necessary or appropriate, with respect to any compliance or other matters that come to its attention.

      In connection with its duties under this Paragraph 3, Stephens may, at its own expense, enter into subadministration agreements with other service providers, provided that each such service provider agrees with Stephens to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. Stephens will provide the Company with a copy of each subadministration agreement it executes relating to the Company. Stephens will be liable for acts or omissions of any such subadministrators under the standards of care provided herein under Paragraph 5.

      In addition to the services specifically identified above, Stephens shall coordinate the provision of services to the Company by TSSG, the Transfer Agent and the Custodian.

      4. Compensation. Stephens shall bear all expenses in connection with the performance of its services under this Agreement, except those enumerated in Paragraph 4(b) below.

            (a) Stephens will from time to time employ or associate with itself such person or persons as Stephens may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Stephens and the Company. The compensation of such person or persons shall be paid by Stephens and no obligation shall be incurred on behalf of the Company in such respect.

            (b) Stephens shall not be required to pay any of the following expenses incurred by the Company: investment advisory expenses, costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage fees and commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Directors of the Company who are not affiliated with Stephens; outside auditing expenses; outside legal expenses; fees of any other service provider to the Company (other than a subadministrator engaged pursuant to Paragraph 3, and except for transmitting the fees payable to TSSG pursuant to Paragraph 3(d)); or other expenses not specified in this Section 4 which may be properly payable by the Company and which are approved by the Company's President or Treasurer.

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            (c) For the services to be rendered, the facilities to be furnished and the payments to be made by Stephens, as provided for in this Agreement, Stephens shall be compensated by the Company in accordance with the terms set forth in the Fee Letter Agreement dated as of _________ __, 1995 between the Company, Stephens and TSSG, as the same may be amended from time to time (the "Fee Letter Agreement") provided, however, that any amendments to the Fee Letter Agreement shall be presented for approval or ratification by the Directors at the next regularly scheduled Board meeting.

            (d) Stephens shall be authorized to receive, as agent for TSSG, the fees payable by the Company to TSSG pursuant to the Fee Letter Agreement for services provided by TSSG under its Co-Administration Agreement, and shall promptly forward such fees to TSSG, provided that it shall only be required to forward amounts actually received from the Company and shall have no other duty to pay the same.

      5.    Limitation of Liabilities; Indemnification.

            (a) Stephens shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from Stephens' willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. Any person, even though also an officer, Director, partner, employee or agent of Stephens, shall be deemed, when rendering services to the Company or acting on any business of the Company (other than services or business in connection with Stephens' duties as Administrator hereunder), to be acting solely for the Company and not as an officer, Director, partner, employee or agent or one under the control or discretion of Stephens even though paid by it.

            (b) The Company, on behalf of each Fund, will indemnify Stephens against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit relating to the particular Fund and not resulting from the willful misfeasance, bad faith or gross negligence of Stephens in the performance of such obligations and duties or by reason of its reckless disregard thereof. Stephens will not confess any claim or settle or make any compromise in any instance in which the Company will be asked to provide indemnification, except with the Company's prior written consent. Any amounts payable by the Company under this Section 5(b) shall be satisfied only against the assets of the Fund involved in the claim, demand, action or suit and not against the assets of any other investment portfolio of the Company.

      6.    Termination of Agreement.

            (a) This Agreement shall become effective July 1, 1995 and shall remain in full force and effect unless terminated pursuant to the provisions of subsection (b) of this Section 6.

            (b) This Agreement may be terminated at any time without payment of any penalty, upon 60 days' written notice, by vote of the holders of a majority of the Board of Directors of the Company or by Stephens. Stephens will cooperate with and assist the Company, its agents and any successor administrator or administrators in the substitution/conversion process.

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            (c) Section 8 shall survive this Agreement's termination.

            7. Amendments. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

            8. Confidentiality. All books, records, information and data pertaining to the business of the Company, its prior, present or potential shareholders and the Adviser's customers that are exchanged or received pursuant to the performance of Stephens' duties under this Agreement shall remain confidential and shall not be disclosed to any other person, except as specifically authorized by the Company or as may be required by law, and shall not be used for any purpose other than performance of its responsibilities and duties hereunder.

            9. Service to Other Companies or Accounts.

            The Company acknowledges that Stephens now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser and/or administrator to other investment companies or series of investment companies, and the Company has no objection to Stephens' so acting. The Company further acknowledges that the persons employed by Stephens to assist in the performance of Stephens' duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of Stephens or any affiliate of Stephens to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

            10. Miscellaneous

            (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or Stephens shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

            To the Company:

            Nations Fund Portfolios, Inc.
            111 Center Street
            Little Rock, Arkansas  72201
            Attention:  Secretary


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            To Stephens:

            Stephens Inc.
            111 Center Street
            Little Rock, Arkansas  72201
            Attention:  R. Greg Feltus


            (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

            (c) This Agreement shall be construed in accordance with the laws of the State of Arkansas.

            (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

            (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

            (f) This Agreement and the Fee Letter Agreement constitute the entire agreement between the parties hereto with respect to the matters described herein.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                              STEPHENS INC.



                              By:/s/ R. Greg Feltus
                                 ----------------------------
                                 Name: R. Greg Feltus
                                 Title: Senior Vice President


                              NATIONS FUND PORTFOLIOS, INC.



                              By:/s/ A. Max Walker
                                 ----------------------------
                                   Name: A. Max Walker
                                   Title: President



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                                   SCHEDULE I


1.    Nations Global Government Income Fund
2.    Nations Pacific Growth Fund
3.    Nations Emerging Markets Fund

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